EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Technisource, Inc.:

We consent to the incorporation herein by reference in the registration statement (No. 333-66787) on Form S-8 of Technisource, Inc. of our report dated April 14, 2000, with respect to the combined balance sheets of the PRISM Group Companies as of December 31, 1999 and 1998 and the related combined statements of income, members' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Current Report on Form 8-K/A of Technisource, Inc. dated March 1, 2000.

                                                            KPMG LLP

San Francisco, California
May 11, 2000